Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Regulus Therapeutics Inc.

(Exact name of Registrant as Specified in its Charter)

Table 1 – Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to be Paid	Equity	Regulus Therapeutics Inc. 2019 Equity Incentive Plan Common Stock, $0.001 par value per share	457(c) and 457(h)(2)	5,000,000(3)	$1.30	$6,500,000.00	0.00011020	$716.30

	Total Offering Amounts				—	$6,500,000.00	—	$716.30

	Total Fee Offsets				—	—	—	—

	Net Fee Due				—	—	—	$716.30

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock (“Common Stock”) of Regulus Therapeutics Inc. (the “Registrant”) that become issuable under the Registrant’s 2019 Equity Incentive Plan (the “2019 EIP”) by reason of any stock dividend, stock split, recapitalization or other similar transaction.

(2)

This estimate is made pursuant to Rule 457(h)(1) and Rule 457(c) of the Securities Act solely for purposes of calculating the registration fee. The price per share and aggregate offering price are based upon the average of the high and low prices of the Common Stock on June 23, 2023, as reported on the Nasdaq Capital Market.

(3)	Represents shares of Common Stock reserved for issuance under the 2019 EIP as amended at the Registrant’s Annual Meeting held on June 13, 2023.